Deal Highlights


Tracey Emin
(b. 1963)
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Initial Offering	$589,000
Painting	I See The Mirror (2022)
Dimensions	60 x 72
Progress	63%

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Artist Overview

Emin's Major Museum Moment

In February 2026, Emin opened her largest-ever museum exhibition at the Tate Modern in London, a prestigious retrospective that we believe may impact her global demand.



Knighted By British Royalty

Emin's fame transcends the art world. She's collected by celebrities like Elton John, and in 2024 she was awarded the rank of Dame of the Order of the British Empire.

